Exhibit 99.2


AVATAR REPORTS FIRST QUARTER 2003 RESULTS

Dallas, Texas
June 9, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a 9.65% decrease in first quarter earnings compared with net revenues for the same period in 2002. First quarter 2003 revenues was reported at $420,900, compared to $465,861 for the first quarter of 2002.

The decrease was due primarily to a reduction in demand for professional services, which fell by 61.9%, compared to the first quarter of 2002. According to Chuck Shreve, President of Avatar Systems, lower sales volume of Avatar's Petroware2000 software package, subsequent to its initial release in October of 2001, contributed to the first quarter fall in professional service revenue.

Shreve noted, "The uncertain economy, along with general purchasing trends of accounting software, explain the lower first quarter numbers. First and second quarter demand is always lower than that of the third and fourth quarters." Shreve continued, "The core product we sell is accounting software, and companies historically wait until the last two quarters to implement a new accounting system."

Software sales for the first quarter of 2003 compared to the same period of 2002 were reported down by 3.6%, while maintenance revenue decreased by only 0.8% for the same period. First quarter 2003 hardware sales, on the other hand, increased 102.5%, over the first quarter of 2002.

Avatar's reported net income for the first quarter of 2003 was $2,490, down 93% from Q1 2002 net income of $35,036. The decrease was a result of previously mentioned lower revenues and an 11.3% increase in operating expenses.

Looking ahead, Shreve was optimistic. "As we approach the third quarter and companies complete their year-end closings, audits and tax preparation, we expect revenues to be up for the remainder of the year." Contributing to the expected revenue boost is the release of three new modules for Petroware2000. In addition, the release of Petroware2000 as an ASP (application service provider) should increase Avatar's customer base. "The ASP version of Petroware2000 provides an affordable alternative for companies that choose to pay a monthly subscription fee for access to the software application via the Internet," explained Shreve.

These positive business developments, along with aggressive sales efforts, have produced encouraging results. Prospective new business currently in the software sales pipeline is in excess of $800,000.

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product

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portfolio provides  excellent  assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net